Free Writing Prospectus to Preliminary Pricing Supplement No. 5,217

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 5, 2024; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-of OIH and XLU Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Worst-of Underlying Shares:	VanEck Vectors® Oil Services ETF (“OIH”) and Utilities Select Sector SPDR® Fund (“XLU”)
Early redemption:	Determination dates:	Redemption threshold level:	Early redemption payments:
	1st: June 9, 2025	100% of the initial share price for each underlying shares	At least $1,078.50
	2nd: September 9, 2025		At least $1,117.75
	3rd: December 10, 2025		At least $1,157.00
	4th: March 9, 2026	95% of the initial share price for each underlying shares	At least $1,196.25
	5th: June 9, 2026		At least $1,235.50
	6th: September 9, 2026		At least $1,274.75
	7th: December 9, 2026		At least $1,314.00
	8th: March 9, 2027	90% of the initial share price for each underlying shares	At least $1,353.25
	9th: June 9, 2027		At least $1,392.50
	10th: September 9, 2027		At least $1,431.75
Principal barrier:	65% of the initial level for each underlying shares
Pricing date:	December 9, 2024
Final determination date:	December 9, 2027
Maturity date:	December 14, 2027
CUSIP:	61777RBY8
Preliminary pricing supplement:	sec.gov/Archives/edgar/data/895421/000183988224043136/ms5217_424b2-25359.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Worst Performing Underlying Shares	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,117.75*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,117.75 per security on the related early redemption date.

Hypothetical Payout at Maturity[1]

Assuming that one or both of the underlying shares close below the respective then-applicable redemption threshold level(s), and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in Worst Performing Underlying Shares	Payment (per security)
+30%	$1,471.00*
+20%	$1,471.00*
+10%	$1,471.00*
0%	$1,471.00*
-10%	$1,471.00*
-20%	$1,000.00
-30%	$1,000.00
-35%	$1,000.00
-36%	$640.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-80%	$200.00
-100%	$0.00
*Assumes an early redemption payment of approximately 15.70% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Not equivalent to investing in the underlying shares or the stocks composing the share underlying indices.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $967.30 per security, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

●You are exposed to the price risk of each of the underlying shares.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil services industry.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the utilities sector.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

●Adjustments to the underlying shares or the indices tracked by the underlying shares could adversely affect the value of the securities.

●The performance and market price of any of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.